Exhibit 3.03

STATE OF NEVADA
ROSS MILLER Secretary of State SCOTT W. ANDERSON Deputy Secretary for Commercial Recordings		Commercial Recordings Division 202 N. Carson Street Carson City, NV 89701-4069 Telephone (775) 684-5708 Fax (775) 684-7138
OFFICE OF THE SECRETARY OF STATE

FRED BAUMAN	Job:C20130805-1552
August 5, 2013
NV

Special Handling Instructions:
FSC EMAIL SAE 8/5/13

Charges
Description	Document Number	Filing Date/Time	Qty	Price	Amount
Amendment	20130515840-69	8/5/2013 11:30:52 AM	1	$175.00	$175.00
24 Hour Expedite	20130515840-69	8/5/2013 11:30:52 AM	1	$125.00	$125.00
Total					$300.00

Payments
Type	Description	Amount
Credit	044003|13080588053390	$300.00
Total		$300.00
Credit Balance:  $0.00

Job Contents: File Stamped Copy(s): 1

FRED BAUMAN

NV

ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4520 (775) 684 5708 Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT
Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20130515840-69__ Filing Date and Time 08/05/2013 11:30 AM Entity Number E0202272010-1

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1. Name of corporation:
SUJA MINERALS, CORP.
2. The articles have been amended as follows: (provide article numbers, if available)
ARTICLE III, AUTHORIZATION OF CAPITAL STOCK, is deleted, and the following is substituted: See Attachment A attached hereto, incorporated by reference herein.
3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 51%+.

4. Effective date and time of filing: (optional)	Aug 1, 2013	Time:	5PM
(must not be later than 90 days after the certificate is filed)
5. Signature: (Required)

X
Signature of Officer

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.
This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After Revised: 8-31-11

Attachment A to
Certificate of Amendment
SUJA MINERALS, CORP.

ARTICLE III- AUTHORIZATION OF CAPITAL STOCK

3.1 The stock of this corporation shall be divided into two classes, consisting of Seventy - Five Million (75,000,000) shares of Common Stock, which shall be entitled to voting power, and Five Million (5,000,000) shares of Preferred Stock. Each share of Common Stock shall have a par value of $0.001, and each share of Preferred Stock shall have a par value of $.001.

3.2 The shares of Preferred Stock may be issued and reissued from time to time in one or more series. The Board of Directors hereby is authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights and terms of redemption (including, without limitation, sinking fund provisions and the redemption price or prices), the liquidation preferences, and any other rights, preferences, privileges, attributes or other matters with respect to any wholly unissued series of Preferred Stock, including the authority (a) to determine the number of shares constituting any such series and the designation thereof; and (b) to increase the number of shares of any series at any time. In case the outstanding shares of any series shall be reacquired or shall not be issued, such shares may be designated or re-designated and altered, and issued or reissued, hereunder, by action of the Board of Directors. The Board of Directors also shall have such other authority with respect to shares of Preferred Stock that may be reserved to the Board of Directors by law.